Exhibit 10.6

Form Cloud Mining Service Agreement

This Cloud Mining Service Agreement (this “Agreement”) is entered into between the user (“you” or “User”) and Ethereal Tech ME Limited or its designated affiliate (“BitFuFu” or “we”, together with the User, collectively referred to as the “Parties” and respectively a “Party”) in relation to the rights and obligations of the Parties regarding BitFuFu’s cloud mining services on www.bitfufu.com or BitFuFu App (the “Official Platform”). Once you click or check “I Accept”, you shall be deemed to have read, understood and agreed to all the terms and conditions of this Agreement. By making an order for and/or using the cloud mining services on the Official Platform, you accept and agree to all terms and conditions of this Agreement.

You agree that BitFuFu may modify this Agreement from time to time by publishing the amended terms and conditions on the Official Platform or providing you with a copy of the amended terms and conditions. The amended terms and conditions shall take effect from their release. Your continued transactions with BitFuFu will be deemed as you agreeing to the amended terms and conditions. You agree that the most current version of this Agreement is maintained on the Official Platform and such version shall govern all transactions between you and BitFuFu hereunder.

Disclosure of Risk Factors and Limitation of Liability

1.	You are aware of the following risks of the cryptocurrency industry and the cloud mining services, and assume the possible losses at your own risk:

(1)	there are regulatory risks in the cryptocurrency industry, which may result in a sudden and significant decrease in the price or value of cryptocurrency and the risk of inability to exchange cryptocurrency into fiat currency. Please note that it is possible that the price of cryptocurrency could drop to zero; and

(2)	the hashrate of the whole network may increase significantly, resulting in a significant decline in the mining proceeds.

2.	The risks associated with the cryptocurrency industry and the cloud mining services listed above (the “Industry Risks”) are not exhaustive and other risks may exist in the present or arise in the future that could result in you receiving less revenue, suffering financial loss, or termination of the services we provide, and BitFuFu shall not be liable for any of your loss, damage or liability arising from or resulting from any potential Industry Risks.

3.	The cloud mining services hereunder are provided on an “as is” and “as available” basis. Except as set forth on the Official Platform, in the applicable order or as otherwise informed by BitFuFu to you, BitFuFu expressly disclaims all and makes no other warranties with respect to any services provided hereunder, including but not limited to any implied or other warranties of merchantability or fitness for a particular purpose.

4.	Each Party’s liability to the other Party relating to or arising from this Agreement shall be limited to the amount of direct damage actually incurred. In no event shall any Party be liable to the other Party for any incidental, indirect, special, consequential or punitive damages or loss of revenue, profit, goodwill or business.

Article I Services

1.	Subject to the terms and conditions of this Agreement, you agree to purchase from BitFuFu and BitFuFu agrees to provide you with the cloud mining services as displayed and specially customized for you on the Official Platform (the “Services”).

Article II Purchase of Services

1.	You agree to purchase the Services from BitFuFu by submitting an order (the “Order”) on the Official Platform. The total amount of hashrate and other details of the Services shall be subject to the contents displayed on the Official Platform and the specific Order.

2.	Unless otherwise stipulated herein, this Agreement will be effective upon the date when you click “submit” or “accept” (or wording with similar meaning) to convey your consent to the terms of this Agreement and shall continue to be effective for the time period as stipulated in the Order (the “Service Period”).

3.	After this Agreement takes effect, you shall follow the instructions of BitFuFu or any of those as displayed on the Official Platform.

4.	Subject to the terms and conditions of this Agreement, the User shall pay the hashrate fee and service fees in the amount as stipulated in the Order (collectively, the “Total Fees”) to BitFuFu. The unit price of the hashrate fee, the unit price of the service fee and the initial period for payment of the service fee (the “Initial Period”) shall be subject to the amount displayed on the Official Platform or otherwise agreed in the Order. Unless otherwise agreed in the Order, the price of the hashrate fee and the service fee under this Agreement shall be denominated in US dollars. The User shall pay the Total Fees to BitFuFu on time pursuant to the specific Order and by the method as displayed on the Official Platform.

Article III Provision of Services

1.	After this Agreement takes effect and upon completion of payment of the hashrate fee and the service fee for the Initial Period under any specific Order in full by the User, BitFuFu shall make the hashrate under the relevant Order available to the User within twenty-four (24) hours or other time period otherwise agreed by both Parties.

Article IV Quality Assurance

1.	The Services are subject to the Normal Service Standard. “Normal Service Standard” means that, subject to the hashrate being executed during the Service Period, the daily average executed hashrate provided by BitFuFu during the Service Period shall be no less than 95% of the total hashrate as declared in the specific Order. The calculation of the daily average executed hashrate shall be subject to the confirmation of BitFuFu.

2.	If the Services are interrupted due to any Force Majeure (as defined below) or reasons not attributable to BitFuFu (including but not limited to, equipment maintenance, power limits in the mining facility where the servers under the Services are operated, etc.), BitFuFu shall timely notify the User. If such interruption causes the Services to fail to meet the Normal Service Standard, BitFuFu may compensate the User by extending the Service Period until the agreed hashrate supply as stipulated in the specific Order is provided. Subject to that the User has paid the Total Fees in full in accordance with this Agreement, during such extended period, the User shall not be required to pay any additional hashrate fee or service fee in respect of the compensated period of services; and once the Services have reached the Normal Service Standard with the extension, BitFuFu shall not be required to provide any further compensation or refunds to the User.

Article V Rights and Obligations of the Parties

1.	Rights and Obligations of the User

(1)	The User shall read carefully and comply with the Terms of Use and Privacy Policy (if any) and other terms and conditions published on the Official Platform from time to time.

(2)	The User shall provide legal, true, accurate and complete personal/company data and information (the “Registration Information”) for the purpose of registering an account on the Official Platform (the “User’s Account”), passing the identity verification and using the Services provided on the Official Platform. The User shall update any changes in the Registration Information in a timely manner. In the event that the Registration Information provided by the User is illegal, untrue, inaccurate or incomplete or the User fails to update the Registration Information in a timely manner, the User shall bear full liabilities and consequences for any losses or costs incurred by the User or BitFuFu thereby, and BitFuFu reserves the right to terminate this Agreement and the Services herein.

(3)	The User shall pay all fees specified under this Agreement, including the hashrate fee and service fees, in full and on time.

(4)	The User represents and warrants to BitFuFu that it is the end user of the Services, and it purchases the Services for its own account, not with a view to or in connection with resale, distribution, transfer or development of all or any part of the Services in any form. The User shall not resell, distribute or otherwise transfer the Services or develop any products or services based on or in relation to the Services. BitFuFu’s warranties and undertakings hereunder are made solely to the User, and BitFuFu makes no warranties or undertakings to any other person.

(5)	The User has the right to decide on the mining pool to which the hashrate purchased under the specific Order will connect. Once a certain mining pool is selected by you in the specific Order, you declare that you have read and accepted the service agreement of the mining pool and have authorized BitFuFu to establish a separate account for you in the mining pool. To the fullest extent permitted by law, BitFuFu disclaims any and all liabilities for any loss or damage arising out of, or in connection with, the use of or inability to use the services to be provided by the mining pool.

2.	Rights and Obligations of BitFuFu

(1)	BitFuFu shall provide the Services to the User pursuant to this Agreement and the specific Order.

(2)	BitFuFu shall display the operation status of the hashrate under the specific Order and mining proceeds from the servers under the Services in the User’s Account.

(3)	Bitfufu is entitled to receive full payment of the agreed Total Fees pursuant to this Agreement and the specific Order.

(4)	Bitfufu is entitled to determine the location for positioning the servers under the Services throughout the Service Period.

Article VI Default & Liability

1.	In the event that either Party breaches this Agreement, the breaching Party shall be liable for breach of contract pursuant to applicable laws.

2.	If the User fails to pay the hashrate fee or any service fee in full and on time as provided herein, the User shall be deemed in material breach of this Agreement and BitFuFu is entitled to delay delivery of the Services, suspend, or terminate the Services and this Agreement, and any losses incurred thereby shall be borne by the User.

3.	The User shall indemnify, defend and hold harmless BitFuFu, its affiliates and their respective officers, directors, employees, advisors and other representatives from and against any and all actions, claims, demands, lawsuits, judgments, liabilities, damages, fines, losses (including but not limited to loss of goodwill) and expenses (including but not limited to reasonable attorneys’ fees) of whatever nature as a result of, based upon, arising out of or in connection with (a) any breach by the User of any representation, warranty, undertaking or obligation hereunder; and (b) any third-party claim to the extent caused by acts or omissions of the User.

4.	In light of the particularity of the internet and servers under the Services, apart from Force Majeure (as defined below), the following situations shall not be deemed as BitFuFu’s default:

(1)	any service interruption caused by BitFuFu performing server configuration or maintenance on the servers under the Services;

(2)	any service interruption caused by power limitation, equipment repair, etc.

5.	Except as may otherwise be specifically provided in this Agreement, BITFUFU HAS made no representation or warranty as to any matters whatsoever. User acknowledges that BitFuFu does not make any warranty, express or implied, as to any matter, including, without limitation, the condition, merchantability or fitness for any particular purpose of the servers under the Services. BitFuFu does not COVENANT that the Services will be error-free or uninterrupted. The Services are provided on an “as is” and “as available” basis. BitFuFu provides cloud computing services in accordance with this Agreement and the specific Order, and shall not be liable for any incidental, indirect, punitive or consequential loss or loss of revenue, interest or profit resulting from or in connection with this Agreement or the cloud mining services.

Article VII Termination

1.	BitFuFu may unilaterally terminate this Agreement and cease to provide the Services under any of the following circumstances, without assuming any liability for breach of contract and compensation or making any refunding:

(1)	the User’s use of Services violating any applicable laws and regulations;

(2)	the User failing to pay in full the Total Fees pursuant to this Agreement and the specific Order;

(3)	a material breach of contract by the User resulting in the substantial inability to perform this Agreement; or

(4)	impossibility of this Agreement to be further performed due to Force Majeure as provided in Article IX.

2.	If this Agreement is terminated in advance by either Party due to Force Majeure in accordance with Article IX, BitFuFu shall return to the User any portion of the Total Fees that have not been executed, with BitFuFu having sole discretion in its determination and calculation. Otherwise, BitFuFu is not required to provide the User with any refund of the Total Fees.

3.	Without prejudice to Section 2 of Article VII, if BitFuFu suffers any loss due to the termination as provided under Section 1 of Article VII, the User shall compensate BitFuFu for all such losses.

4.	The expiration or early termination of this Agreement shall not affect the Parties’ rights and obligations accrued before the date of expiration or early termination.

Article VIII Dispute Resolution

1.	The formation, validity, performance, interpretation and dispute settlement of this Agreement shall be governed by the laws of Singapore (excluding conflict of law provisions).

2.	Any dispute, controversy or claim (the “Dispute”) arising out of or relating to this Agreement, or its breach, termination or validity, shall be resolved by the Parties through friendly consultation. If the Parties fail to reach a settlement through consultation, the Dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Article VIII. The seat of the arbitration shall be Singapore. The tribunal shall consist of one arbitrator. The language of the arbitration shall be English. The award of the tribunal shall be final and binding upon both Parties. All claims and disputes must be arbitrated on an individual basis and not on a representative or collective class basis.

Article IX Force Majeure

1.	“Force Majeure” in this Agreement means unforeseeable, unavoidable, or insurmountable events, including, without limitation: (a) natural disasters such as flood, volcano eruption, earthquake, landslide, fire, storm and inclement weather; (b) social abnormalities such as war, strike, riots, etc.; (c) government behaviors such as government intervention, regulation, restriction and prohibition; (d) hacker, virus, internet service interruption; and (e) prohibition or restriction declared by any relevant governmental authority in relation to the cryptocurrency cloud mining or the delivery of Services.

2.	If any Party fails to perform this Agreement due to Force Majeure, its liabilities for nonperformance can be exempted in part or in whole in light of the effects of the Force Majeure, unless otherwise provided for by law. Each Party shall notify the other Party in writing within five (5) days upon the occurrence of the Force Majeure if it is unable to perform or needs to delay performing this Agreement due to Force Majeure and shall provide certification within twenty (20) days upon the occurrence of the Force Majeure. If a Force Majeure occurs after the affected Party’s delays in performance of its obligation, such affected Party shall not be exempted from any liabilities of breach of contract.

3.	The Party affected by Force Majeure shall take all necessary measures to mitigate losses and to resume the performance of this Agreement after the Force Majeure is over (unless the performance of this Agreement is impossible or the purpose of this Agreement cannot be achieved due to Force Majeure). If the purpose of this Agreement can no longer be carried out due to Force Majeure, either Party has the right to terminate this Agreement by giving a written notice to the other Party.

Article X Miscellaneous

1.	You agree to fully assume all applicable tax obligations arising from the use of the Services. You shall indemnify and hold BitFuFu harmless from and against, any and all present and future liability of tax filing, claims, late payment interest, fines, penalties in relation to sales and use tax, value-added taxes and any other governmental charges and duties connected with the provision of any Services by BitFuFu hereunder or the payment of any amounts hereunder.

2.	You understand that BitFuFu operates online. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or BitFuFu’s rights, obligations, or services under this Agreement (the “Disclosures”). You will keep BitFuFu informed of any change in your registered email address so that you can continue to receive all Disclosures in a timely manner.

3.	User will not assign or otherwise transfer this Agreement or any of the User’s rights and obligations under this Agreement, without the prior written consent of BitFuFu.